Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders



Nuveen California Premium Income Municipal Fund
33-62854
811-07720


The annual meeting of shareholders was held in the offices of Nuveen Investments on November 15, 2011;
at this meeting the shareholders were asked to vote on the election of Board Members, the elimination of Fundamental Investment Policies and the approval of new Fundamental Investment Policies. The meeting was subsequently adjourned to December 16, 2011.

Voting results for December 16, 2011 are as follows:

 <c>Common and Preferred shares voting
 together as a class
<c>  Preferred shares voting
 together as a class
To approve the elimination of the
fundamental policies relating to the Funds ability to make loans.


   For
            3,845,643
            1,277,924
   Against
               241,976
                 78,621
   Abstain
               102,597
                 14,000
   Broker Non-Votes
            1,453,355
               527,864
      Total
            5,643,571
            1,898,409



To approve the new fundamental policy
relating to the Funds ability to make
loans.


   For
            3,851,482
            1,277,424
   Against
               238,765
                 79,121
   Abstain
                 99,969
                 14,000
   Broker Non-Votes
            1,453,355
               527,864
      Total
            5,643,571
            1,898,409

Proxy materials are herein
incorporated by reference
to the SEC filing on October 14,
2011, under
Conformed Submission Type
DEF 14A, accession
number 0000950123-11-090022